Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	PondelWilkinson Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES COMPLETES

ACQUISITION OF HEALD COLLEGE

146 Year-Old Institution Brings Regionally Accredited Growth Platform

Santa Ana, CA, January 5, 2010 – Corinthian Colleges, Inc. (NASDAQ: COCO) has completed the acquisition of Heald Capital LLC, the parent company of Heald College. Heald is a regionally accredited institution that has been delivering quality, career-focused academic programs since 1863. Heald prepares students for careers in healthcare, business, legal, information technology and other growing fields, primarily through associate degree programs. Headquartered in San Francisco, California, Heald operates 11 campuses and had approximately 12,900 students as of December 31, 2009.

“We are pleased to welcome Heald and its capable management team, instructors and staff to Corinthian,” said Peter Waller, Corinthian’s chief executive officer. “Both Heald and Corinthian share a common commitment to student success through quality, career-oriented education. Heald brings Corinthian an increased presence in Northern California, Oregon and Hawaii, a growth platform for campus-based and online regionally accredited programs, and a third strong brand.”

Transaction Terms

Under the terms of the acquisition, Corinthian paid $395 million in exchange for all outstanding membership interests of Heald Capital LLC, including the assumption of approximately $23.4 million in debt related to a Heald subsidiary. Corinthian also paid an estimated working capital adjustment of $22.2 million that is subject to revision once the closing balance sheet is finalized.

By virtue of Heald’s limited liability ownership structure, Corinthian will receive a tax “step up” in the assets of Heald Capital LLC and its subsidiaries that is expected to provide substantial future tax benefits to Corinthian. Assuming a discount rate of 8% and an effective tax rate of 40%, these benefits have a net present value to Corinthian of approximately $70 million, implying an effective net purchase price of $325 million, or 8.5 times Heald’s projected fiscal 2009 adjusted EBITDA.

Corinthian financed the acquisition through a combination of cash and debt, including borrowings under its $280 million credit facility and available cash.

Note: For more detailed information about the transaction, see the Form 8-K filed by the company today with the U.S. Securities and Exchange Commission.

Financial Impact

Excluding transaction-related expenses, the company expects the acquisition to be slightly accretive to earnings in the second half of fiscal 2010, and to add approximately $0.15 - $0.20 to diluted earnings per share in fiscal 2011. These projections, which will be finalized after closing, are based upon estimates of the allocation of purchase price among Heald’s intangible assets.

About Corinthian Colleges

Corinthian Colleges is one of the largest post-secondary education companies in North America. The company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate, bachelor, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) Corinthian’s expected earnings per share accretion associated with the acquisition; and (ii) the potential tax benefits associated with the acquisition. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including potential integration risks with a newly acquired operation, the potential failure to identify risks or liabilities associated with the acquired schools during the company’s due diligence investigation, risks associated with the additional debt incurred to finance the acquisition, and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.